Exhibit 99.1

NATIONAL HOLDINGS CORPORATION COMPLETES UPLISTING TO THE NASDAQ CAPITAL MARKET

NEW YORK, March 2, 2015 – National Holdings Corporation (OTC QB: NHLDD) (”National Holdings” or the “Company”), a full-service investment banking and asset management firm, announced today that its shares of common stock were approved for listing on the NASDAQ Capital Market. Trading on the NASDAQ Capital Market will commence on Tuesday, March 3, 2015. The Company’s shares of common stock will continue to trade under the ticker symbol "NHLDD” until March 18, 2015 after which the Company’s shares of common stock will trade under the ticker symbol “NHLD.”

"Listing on the NASDAQ Capital Market is an important milestone for National Holdings and represents the culmination of a significant turnaround strategy," stated Robert Fagenson, National Holdings’ Executive Chairman and Chief Executive Officer. "The uplisting should enhance the Company's visibility among investors."

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high net-worth clients. With over 1,100 independent advisors, brokers, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National Holdings operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company was founded in 1947 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

Contacts:

National Holdings Corporation

Robert Fagenson, 212-417-8210

Or

Prosek Partners

Nick Rust, 212-279-3115

nrust@prosek.com

Source: National Holdings Corporation

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